                                                                                                 Supplement, dated December 27, 2011,
                                                                                                                          to the Prospectus for your Variable Annuity
                                                                                                                                                          Issued by

ALLSTATE LIFE INSURANCE COMPANY
ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
LINCOLN BENEFIT LIFE COMPANY
AMERICAN MATURITY LIFE INSURANCE COMPANY

This supplement amends the prospectus for your Variable Annuity contract issued by Allstate Life Insurance Company, Allstate Life Insurance Company
of New York, Lincoln Benefit Life Company or American Maturity Life Insurance Company, as applicable.

Effective as of January 27, 2012 (the Closure Date), the following variable sub-account available in your Variable Annuity will be closed to all contract owners except those contract owners who have contract value invested in the variable sub-account as of the Closure Date:

DWS Bond VIP – Class A

Contract owners who have contract value invested in this variable sub-account as of the Closure Date may continue to submit additional investments into the variable sub-account thereafter, although they will not be permitted to invest in the variable sub-account if they withdraw or otherwise transfer their entire contract value from the variable sub-account following the Closure Date.  Contract owners who do not have contract value invested in the variable sub-account as of the Closure Date will not be permitted to invest in this variable sub-account thereafter.

Dollar cost averaging and/or auto-rebalancing, if elected by a contract owner, will not be affected by the closure.

If you have any questions, please contact your financial representative or our Variable Annuity Service Center at (800) 457-7617.  Our representatives are available to assist you from 7:30 a.m. to 5 p.m. Central time.

Please read the prospectus supplement carefully and then file it with your important papers. No other action is required of you.